This preliminary prospectus supplement and accompanying prospectus relate to an effective registration statement under the Securities Act of 1933. The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424b(5)
File No. 333-168984-02

Subject to Completion, Dated May 9, 2011
Preliminary Prospectus Supplement to Prospectus dated August 20, 2010

$

NEVADA POWER COMPANY
d/b/a NV ENERGY

% General and Refunding Mortgage Notes,
Series Y, due 2041

We will pay interest on the Notes on May 15 and November 15 of each year. The first such payment will be made on November 15, 2011. The Notes will mature on May 15, 2041 unless redeemed on an earlier date. The Notes are redeemable at our option, in whole at any time or in part from time to time, at the redemption price described in this prospectus supplement. See “Description of the Notes.”

The Notes will constitute a series of our General and Refunding Mortgage Securities described in the accompanying prospectus. The Notes will be secured equally with all other securities outstanding under our General and Refunding Mortgage Indenture dated as of May 1, 2001 between us and The Bank of New York Mellon Trust Company N.A., as trustee.

Investing in the Notes involves risks certain of which are described in the “Risk Factors” section beginning on page S-1 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Initial public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to Nevada Power Company	%	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from May   , 2011 and must be paid by the purchasers if the Notes are delivered after May   , 2011.

The underwriters expect to deliver the Notes to the purchasers through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, Société Anonyme Luxembourg and/or Euroclear Bank S.A./N.V., against payment in New York, New York on May   , 2011.

Book-Running Managers

Barclays Capital	BNY Mellon Capital Markets, LLC	UBS Investment Bank

Co-Managers

CIBC	PNC Capital Markets LLC

The date of this prospectus supplement is May   , 2011.

This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about Nevada Power Company, doing business as NV Energy, that is not included in or delivered with this prospectus supplement or the accompanying prospectus. This information is available to you as set forth in this prospectus supplement under “Where You Can Find More Information.”

Prospectus Supplement

We have not authorized anyone to give you any information other than this prospectus supplement, the accompanying prospectus and any other written communication from us or the underwriters specifying the final terms of this offering. You should assume that the information contained or incorporated in this prospectus supplement, the accompanying prospectus and any other written communication from us or the underwriters specifying the final terms of this offering is accurate only as of the respective dates of those documents. We are not offering to sell the Notes and we are not soliciting offers to buy the Notes in any jurisdiction in which offers are not permitted.

S-i

RISK FACTORS

General

Investing in the Notes involves risk. You should review all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest. See “Where You Can Find More Information.” In particular, you should carefully consider the risks and uncertainties discussed in Item 1A “Risk Factors” of Nevada Power’s Annual Report on Form 10-K (the “Annual Report on Form 10-K”) for the year ended December 31, 2010, as modified in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which are incorporated herein by reference.

In addition to the risks and uncertainties referred to above, there are certain risks associated with the Notes and Nevada Power as described below.

The holders of the Notes offered hereby do not have the power, acting alone, to enforce the lien of the General and Refunding Mortgage Indenture.

If any event of default occurs under the Notes, including any breach of a covenant that is still continuing after applicable grace periods, only the holders of a majority in principal amount of all of the then outstanding securities under the G&R Indenture (as defined in the accompanying prospectus) have the power to direct the trustee in its exercise of any trust or power, including its rights to enforce the lien of the G&R Indenture on the collateral securing all those obligations, including the Notes offered hereby. As of March 31, 2011, we had approximately $4.2 billion aggregate principal amount of securities outstanding under our G&R Indenture, which amount includes our $600 million General and Refunding Mortgage Bond, Series W, which was issued to secure our $600 million Revolving Credit Facility with Wells Fargo Bank, N.A. Accordingly, the holders of all of the Notes offered hereby do not have the power, acting alone, to enforce the lien of the G&R Indenture.

Moreover, additional securities may be issued under the G&R Indenture on the basis of (i) 70% of net utility property additions, (ii) the principal amount of retired General and Refunding Mortgage bonds, and/or (iii) the principal amount of first mortgage bonds retired after delivery to the indenture trustee of the initial expert’s certificate under the G&R Indenture. As of March 31, 2011, on the basis of (i), (ii) and (iii) above and on plant accounting records as of March 31, 2011, we had the capacity to issue approximately $719.2 million of additional securities under the G&R Indenture. This amount does not reflect the issuance of the Notes offered hereby. Although we have capacity to issue additional General and Refunding Mortgage securities on the basis of property additions and retired General and Refunding Mortgage securities, the financial covenants contained in certain of our financing agreements limit the amount of additional debt that we may issue and the reasons for which such indebtedness may be issued.

We may be unable to repurchase the Notes if we experience a change in control.

We are required, under the terms of the Notes, to offer to purchase all of the outstanding Notes if we experience a change of control. Our failure to repay holders tendering Notes upon a change of control will result in an event of default under the Notes. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay debt outstanding to purchase the Notes, or any other securities that we would be required to offer to purchase. We expect that we would require additional financing from third parties to fund any such purchases but we cannot assure you that we would be able to obtain such financing.

We cannot assure you that an active trading market for the Notes will develop.

We do not intend to apply for listing of the Notes on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of the noteholders to sell their Notes or the price at which the noteholders will be able to sell the Notes. Future trading prices of the Notes will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

Certain of the underwriters have informed us that they intend to make a market in the Notes. However, the underwriters are not obligated to do so, and any such market making activity may be terminated at any time without notice. If a market for the Notes does not develop, purchasers may be unable to resell the Notes for an extended period of time. Consequently, a noteholder may not be able to liquidate its investment readily, and the Notes may not be readily accepted as collateral for loans. In addition, such market making activity will be subject to restrictions of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus discuss our plans and strategies for our business or make other forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “objective” and other similar expressions are intended to identify statements that are forward-looking, but are not the exclusive means of identifying them. These statements are based on management’s beliefs and assumptions and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

(1)	economic conditions both nationwide and regionally, including availability and cost of credit, inflation rates, monetary policy, unemployment rates, customer bankruptcies, including major gaming customers with significant debt maturities, weaker housing markets, a decrease in tourism, particularly in Southern Nevada, and cancelled or deferred hotel construction projects, each of which affect customer growth, customer collections, customer demand and usage patterns;

(2)	changes in the rate of industrial, commercial and residential growth in our service territory, including the effect of weaker housing markets, increased unemployment and energy conservation programs, which could affect our ability to accurately forecast electric and gas demand;

(3)	unfavorable or untimely rulings in rate or other cases filed or to be filed by us with the Public Utilities Commission of Nevada (“PUCN”), including, but not limited to our General Rate Cases, the periodic applications to recover costs for fuel and purchased power that have been recorded by us in our deferred energy accounts, and revenue recovery programs relating to the energy efficiency implementation rate;

(4)	whether we will be able to integrate the new advanced metering system with our billing and other computer information systems and whether the technologies and equipment will perform as expected, and in all other respects, meet operational, commercial and regulatory requirements;

(5)	wholesale market conditions, including availability of power on the spot market and the availability to enter into commodity financial hedges with creditworthy counterparties, including the impact as a result of the Dodd-Frank Act on counterparties who are lenders under our revolving credit facilities, which may affect the prices that we have to pay for power as well as the prices at which we can sell any excess power;

(6)	the ability and terms upon which we will be able to access the capital markets to support our working capital requirements, including amounts necessary for construction and acquisition costs and other capital expenditures, as well as to finance deferred energy costs, particularly in the event of: volatility in the global credit markets, changes in availability and cost of capital either due to market conditions or as a result of unfavorable rulings by the PUCN, a downgrade of our current debt, and/or interest rate fluctuations;

(7)	unseasonable or severe weather, drought, threat of wildfire and other natural phenomena, which could affect our customers’ demand for power, could seriously impact the our ability and/or cost to procure adequate supplies of fuel or purchased power, could affect the amount of water available for electric generating plants in the Southwestern U.S., and could have other adverse effects on our business;

(8)	whether we will be able to continue to obtain fuel and power from our suppliers on favorable payment terms and favorable prices, particularly in the event of unanticipated power demands (for example, due to unseasonably hot weather), current suspension of the hedging program, physical availability, sharp increases in the prices for fuel (including increases in long-term transportation costs) and/or power, or a ratings downgrade;

(9)	changes in and/or implementation of environmental laws or regulations, including the imposition of limits on emissions of carbon or other pollutants from electric generating facilities, which could significantly affect our existing operations as well as our construction program;

(10)	construction risks, such as delays in permitting, changes in environmental laws, difficulty in securing adequate skilled labor, cost and availability of materials and equipment (including escalating costs for materials, labor and environmental compliance due to timing delays and other economic factors which may affect vendor access to capital), equipment failure, work accidents, fire or explosions, business interruptions, possible cost overruns, delay of in-service dates, and pollution and environmental damage;

(11)	whether we can procure and/or obtain sufficient renewable energy sources in each compliance year to satisfy the Portfolio Standard in the State of Nevada;

(12)	changes in and/or implementation of the Federal Energy Regulatory Commission (“FERC”) and the North American Electricity Reliability Corporation (“NERC”) mandatory reliability and other requirements for transmission system infrastructure, which could significantly affect existing and future operations;

(13)	employee workforce factors, including changes in and renewals of collective bargaining unit agreements, strikes or work stoppages, the ability to adjust the labor cost structure to changes in growth within our service territories;

(14)	whether, following the Great Basin Water Network, et al. v. Nevada State Engineer litigation, certain permitted water rights of the Southern Nevada Water Authority (“SNWA”) that are used to supply water to the our power production plants and service territory could be re-opened, which could adversely impact the operations of those plants and future growth and customer usage patterns;

(15)	explosions, fires, accidents and mechanical breakdowns that may occur while operating and maintaining an electric system in our service territory that can cause unplanned outages, reduce generating output, damage our assets or operations, subject us to third-party claims for property damage or personal injury, or result in the imposition of civil, criminal, or regulatory fines or penalties on us;

(16)	further increases in the unfunded liability or changes in actuarial assumptions, the interest rate environment and the actual return on plan assets for our pension and other post retirement plans, which can affect future funding obligations, costs and pension and other post retirement plan liabilities;

(17)	the effect that any future terrorist attacks, wars, threats of war or pandemics may have on the tourism and gaming industries in Nevada, particularly in Las Vegas, as well as on the national economy in general; including the impact of acts of terrorism or vandalism that damage or disrupt information technology and systems owned by us, or third parties on which we rely;

(18)	changes in tax or accounting matters or other laws and regulations to which we are subject;

(19)	the effect of existing or future Nevada, state or federal legislation or regulations affecting the electric industry, including laws or regulations which could allow additional customers to choose new electricity suppliers, or use alternative sources of energy, or change the conditions under which they may do so;

(20)	changes in the business of our major customers engaged in gaming, including availability and cost of capital or power demands, which may result in changes in the demand for our services, including the effect on the Nevada gaming industry of the opening of additional gaming establishments in California, other states and internationally; and

(21)	unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs.

For a discussion of these risks and other factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see the risk factors that are discussed in our filings with the Securities and Exchange Commission. We do not have any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANY

Nevada Power Company, doing business as NV Energy, is a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities of Las Vegas, North Las Vegas, Henderson, and adjoining areas, including Nellis Air Force Base and the Department of Energy’s Nevada Test Site in Nye County. We have a total summer generating capacity of 4,493 megawatts from 46 gas, oil and coal generating units in our generating plants. We provide electricity to approximately 830,000 residential and business customers in a 4,500 square mile service area.

We are a subsidiary of NV Energy, Inc., the publicly-traded utility holding company that owns all of our outstanding common stock. NV Energy, Inc. is also the parent company of Sierra Pacific Power Company, doing business as NV Energy, the public utility company that provides power and natural gas to parts of northern Nevada.

We are incorporated in Nevada. Our principal executive office is located at 6226 W. Sahara Avenue, (P.O. Box 230), Las Vegas, Nevada 89146 and our telephone number is (702) 402-5000.

SELECTED FINANCIAL INFORMATION

The following tables contain our selected historical financial data, which you should read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2010, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which should be read in their entirety. The selected financial data have been derived from our consolidated financial statements. The consolidated financial statements as of and for the three months ended March 31, 2011 and March 31, 2010 contained in our Quarterly Report for the quarter ended March 31, 2011 are unaudited, but, in our opinion, reflect all adjustments necessary to present fairly the data for such periods. Interim results for the three months ended March 31, 2011 are not necessarily indicative of results that can be expected in future periods.

	Three Months Ended
	March 31,		Year Ended December 31,
	(unaudited)
	2011	2010	2010	2009
	(dollars in thousands)

Operating Revenues	$390,068	$425,799	$2,252,377	$2,423,377

Operating Income	$31,533	$30,129	$467,412	$396,362

Net Income (Loss)	$(9,020)	$(12,326)	$185,943	$134,284

Dividends Declared – Common Stock	$—	$27,000	$74,000	$112,000

Ratio of Earnings to Fixed Charges (1)	—	—	2.06	1.72
Deficiency	$19,743	$20,977	—	—

(1)	For the purpose of calculating the ratios of earnings to fixed charges, “Earnings” represents net income adjusted for income taxes and fixed charges excluding capitalized interest. “Fixed Charges” represent the aggregate of interest charges on long-term debt (whether expensed or capitalized) and the portion of rental expense deemed attributable to interest.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriters’ discount and our estimated expenses, will be approximately $      million. We intend to use all of the net proceeds from this offering, together with available cash, to pay at maturity all of our $350 million 8.25% General and Refunding Mortgage Notes Series A, which mature on June 1, 2011.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2011 and does not reflect the sale of the Notes offered hereby or the use of proceeds of this offering. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and our Annual Report on Form 10-K for the year ended December 31, 2010, which should be read in their entirety. See “Selected Financial Information.”

March 31,
2011
(dollars in
thousands)

Cash and cash equivalents	$61,648

Long-Term Debt:

Secured Debt	3,533,775

Unsecured Debt	—

Obligations under capital leases	52,477

Unamortized Bond Discount	(11,497)

Current Maturities of Long-Term Debt	(355,847)

Total Long-Term Debt	3,218,908

Total Shareholder’s Equity	2,807,365

Total Capitalization	$6,026,273

DESCRIPTION OF THE NOTES

The following description of the particular terms of the Notes supplements the description of the general terms and provisions of the G&R Securities as defined under “Description of the General and Refunding Mortgage Securities” in the accompanying prospectus, to which description reference is hereby made. In this description, “Nevada Power” refers only to Nevada Power Company and not to any of its subsidiaries.

General

Nevada Power will issue its     % General and Refunding Mortgage Notes, Series Y, due 2041 under its G&R Indenture, which is more fully described in the accompanying prospectus, pursuant to an officer’s certificate establishing the terms of the Notes (the “Officer’s Certificate”). The terms of the Notes include those stated in the Officer’s Certificate and the G&R Indenture and those made part of the G&R Indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material terms of the Notes as set forth in the Officer’s Certificate. A summary of the provisions of the G&R Indenture can be found under “Description of the General and Refunding Mortgage Securities—Description of the G&R Indenture” in the accompanying prospectus. The summaries do not restate the applicable documents and agreements in their entirety. Copies of the G&R Indenture and the Officer’s Certificate are available to prospective purchasers of the Notes upon request. We urge you to read the G&R Indenture and the Officer’s Certificate because they, and not this description, define your rights as holders of the Notes. Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the G&R Indenture and the Officer’s Certificate.

The G&R Indenture provides that, in addition to the Notes, other debt securities may be issued thereunder on the basis of Property Additions, Retired Securities or cash deposited with the trustee. See “Description of the General and Refunding Mortgage Securities—Description of the G&R Indenture—Issuance of Additional Indenture Securities” in the accompanying prospectus.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Officer’s Certificate and the G&R Indenture.

Principal, Maturity and Interest

Nevada Power will issue Notes initially in a maximum aggregate principal amount of $      million. Nevada Power may issue additional Notes of the same series having the same terms as the Notes offered hereby from time to time after this offering. The Notes and any additional Notes of the same series having the same terms as the Notes offered hereby subsequently issued under the G&R Indenture will be treated as a single class for all purposes under the G&R Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Nevada Power will issue Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on May 15, 2041.

Interest on the Notes will accrue at the rate of     % per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2011. Nevada Power will make each interest payment to the holders of record at the close of business on the immediately preceding May 1 and November 1.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Nevada Power may change the paying agent or registrar without prior notice to the holders of the Notes, and Nevada Power or any of its Subsidiaries may act as paying agent or registrar.

Security and Ranking

The Notes will be senior obligations of Nevada Power and will rank equally in right of payment with all existing and future senior obligations of Nevada Power and will rank senior in right of payment to all subordinated obligations of Nevada Power.

The Notes will be secured to the extent set forth under “Description of the General and Refunding Mortgage Securities—Description of the G&R Indenture” in the accompanying prospectus. As of March 31, 2011, Nevada Power had approximately $4.2 billion aggregate principal amount of securities outstanding under its G&R Indenture, which amount includes Nevada Power’s $600 million General and Refunding Mortgage Bond, Series W, which was issued to secure Nevada Power’s $600 million Revolving Credit Facility with Wells Fargo Bank, N.A.

Optional Redemption

At any time prior to November 15, 2040, Nevada Power may redeem the Notes at its option, either in whole or in part at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (excluding the portion of any such interest accrued to the date of redemption) discounted (for purposes of determining present value) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus          basis points, plus, in each case, accrued interest thereon to the date of redemption.

At any time on or after November 15, 2040, Nevada Power Company may redeem the Notes at its option, either in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued interest thereon to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such third business day, the Reference Treasury Dealer Quotation for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means a primary U.S. Government Securities Dealer selected by us.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at or before 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No Notes of $2,000 principal amount or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Notes under the G&R Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders Upon Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require Nevada Power to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Officer’s Certificate. In the Change of Control Offer, Nevada Power will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to the date of purchase. Within ten days following any Change of Control, Nevada Power will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Officer’s Certificate and described in such notice.

On the Change of Control Payment Date, Nevada Power will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes properly accepted together with an officer’s certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Nevada Power.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Nevada Power will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Nevada Power will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Officer’s Certificate, Nevada Power will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the G&R Indenture by virtue of such conflict.

Nevada Power’s future agreements governing its indebtedness, including indebtedness issued under or secured by the G&R Indenture, may prohibit Nevada Power from purchasing any Notes in the event of a Change of Control, and may also provide that a Change of Control would constitute a default or require repayment of the indebtedness under these agreements, which, if such indebtedness were issued under or secured by the G&R Indenture, could result in a default under the G&R Indenture. In the event a Change of Control occurs at a time when Nevada Power is prohibited from purchasing Notes, Nevada Power could seek the consent of its lenders or its security holders to the purchase of Notes or could attempt to refinance the borrowings that contain the prohibition. If Nevada Power does not obtain such a consent or repay those borrowings, Nevada Power will remain prohibited from purchasing Notes. In such case, Nevada Power’s failure to comply with the foregoing provisions would constitute an Event of Default under the G&R Indenture which would, in turn, constitute a default under such agreements governing its indebtedness.

The provisions described above that require Nevada Power to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Officer’s Certificate are applicable. Except as described above with respect to a Change of Control, the Officer’s Certificate does not contain provisions that permit the holders of the Notes to require that Nevada Power repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Nevada Power will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Officer’s Certificate applicable to a Change of Control Offer made by Nevada Power and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Nevada Power and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require Nevada Power to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Nevada Power and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Book-Entry Only Issuance—The Depository Trust Company

DTC will act as initial securities depositary for the Notes. The Notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global certificates will be issued, representing in the aggregate the total principal amount of Notes and will be deposited with DTC or a custodian therefor. Investors may hold interests in the Notes through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Clearstream Banking, Société Anonyme Luxembourg or Euroclear Bank S.A./N.V.

The following is based upon information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for equity issues, corporate and municipal debt issues and money market instruments from many countries that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by The New York Stock Exchange, Inc. (the “NYSE”), the American Stock Exchange LLC, and Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants” and, together with Direct Participants, “Participants”). The DTC rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note (“Note Owner”) is in turn to be recorded on the Participants’ records. Note Owners will not receive written confirmation from DTC of their purchases, but Note Owners are expected to receive written confirmation providing details of the transactions, as well as periodic statements of their holdings, from Participants through which the Note Owners purchased the Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Note Owners. Note Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Note Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Note Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Note Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Note Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participants and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of payments to Direct Participants is the responsibility of DTC, and disbursement of payments to the Note Owners is the responsibility of the Participants.

DTC may discontinue providing its services as depositary for the Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, certificates for the Notes will be delivered to the Note Owners. Additionally, we may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depositary) with respect to the Notes. We understand, however, that under current industry practices DTC would notify its Participants of our decision but will only withdraw beneficial ownership interests from a global Note at the request of each Participant. In that event, certificates for the Notes will be printed and delivered to the holders of record.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from DTC, and neither we nor the underwriters take any responsibility for the accuracy thereof. Neither we, the trustee nor the underwriters will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any such records.

Except as provided herein, a Note Owner of an interest in a global note certificate may not receive physical delivery of the Notes. Accordingly, each Note Owner must rely on the procedures of DTC to exercise any rights under the Notes.

Certain Definitions

Set forth below are certain defined terms used in the Officer’s Certificate. Reference is made to the G&R Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling” “controlled by” and “under common control with” have correlative meanings.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee of such board of directors duly authorized to act for the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Nevada Power and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act, including any “group” with the meaning of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of Nevada Power; or

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” (as defined below) becomes the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of Nevada Power or NV Energy, Inc. measured by voting power rather than number of shares.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” means an Event of Default as defined in the G&R Indenture.

“Non-Recourse Debt” means indebtedness:

(1)	as to which neither Nevada Power nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other indebtedness (other than the Notes) of Nevada Power or any of its Restricted Subsidiaries to declare a default on such other indebtedness or cause the payment of the indebtedness to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Nevada Power or any of its Restricted Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of Nevada Power that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with Nevada Power or any Restricted Subsidiary of Nevada Power unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Nevada Power or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Nevada Power;

(3)	is a Person with respect to which neither Nevada Power nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any indebtedness of Nevada Power or any of its Restricted Subsidiaries; and

(5)	has at least one director on its Board of Directors that is not a director or executive officer of Nevada Power or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Nevada Power or any of its Restricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of the Notes pursuant to this offering. It is included herein for general information only and does not address every aspect of the U.S. federal or other tax laws that may be relevant to investors in the Notes in light of their personal investment circumstances or that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws (for example, financial institutions, tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, certain former U.S. citizens or long-term residents, corporations that accumulate earnings to avoid U.S. federal income tax, investors in partnerships or other pass-through entities or persons holding the Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction). The discussion set forth below is limited to holders who purchased the Notes upon original issuance at the price set forth on the cover of this offering memorandum and hold the Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this discussion does not address the effect of federal alternative minimum tax, the tax imposed under Section 1411 of the Code, or any state, local, foreign or other tax laws. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. This discussion does not address U.S. federal estate tax consequences, except as discussed below. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, U.S. Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions, all in effect as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

For purposes of the following discussion, the term “U.S. Holder” means a beneficial owner of the Notes that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of source; or

•	a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of the following discussion, the term “Non-U.S. Holder” means a beneficial owner of Notes (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder for U.S. federal income tax purposes.

If a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the Notes, the tax treatment of a partner or an equity interest owner of such other entity or arrangement will generally depend upon the status of the person and the activities of the partnership or other entity or arrangement treated as a partnership. Partnerships and other entities or arrangements treated as partnerships for U.S. federal income tax purposes, and partners or other equity interest owners in such entities or arrangements, should consult their own tax advisors.

U.S. Holders

Payments of Interest

Subject to the discussion below under “Additional Payments,” payments of stated interest on the Notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Additional Payments

In certain circumstances (see “Description of the Notes—Optional Redemption” and “Description of the Notes—Repurchase at the Option of Holders Upon Change of Control”), Nevada Power may be obligated to pay amounts in excess of stated interest or principal on the Notes. The obligation to make such payments may implicate the provisions of U.S. Treasury Regulations relating to “contingent payment debt instruments.” If the Notes were deemed to be contingent payment debt instruments, a U.S. Holder might be required to accrue income on the holder’s Notes in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of a note before the resolution of the contingencies. According to current U.S. Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not cause the Notes to be treated as contingent payment debt instruments if, as of the date the Notes were issued, there is only a remote chance that such payments will be made, the amount of such payments is incidental, or certain other exceptions apply. Nevada Power believes that the likelihood it will be obligated to make any such payments is remote. Therefore, Nevada Power does not intend to treat the potential payment of these amounts as subjecting the Notes to the contingent payment debt instrument rules. Nevada Power’s determination that these contingencies are remote is binding on a U.S. Holder unless such holder discloses its contrary position to the Internal Revenue Service (the “IRS”) in the manner required by applicable U.S. Treasury Regulations. Nevada Power’s determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a holder could differ materially and adversely from those discussed herein. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. Purchasers of Notes are advised to consult their own advisors regarding the possible application of the contingent payment debt instrument rules to the Notes.

Sale, Redemption or Other Taxable Disposition of Notes

Upon the sale, redemption or other taxable disposition of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount realized on such disposition and (2) such holder’s adjusted tax basis in such Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the amount paid for the Note less any principal payments received by such holder with respect to the Note. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of such disposition. A U.S. Holder that is not treated as a corporation for U.S. federal income tax purposes may be entitled to preferential treatment for net long-term capital gains. The ability of a U.S. Holder to offset capital losses against ordinary income is limited. Notwithstanding the foregoing, any amounts realized in connection with any sale, redemption or other taxable disposition with respect to accrued interest not previously includible in income will be treated as ordinary interest income.

Information Reporting and Backup Withholding

Payments of interest made by Nevada Power on, or the proceeds of the sale or other disposition of, the Notes will be generally subject to information reporting to the IRS unless the U.S. Holder is an exempt recipient such as a corporation, and may be subject to U.S. federal backup withholding, currently at a rate of 28%, if the recipient of the payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Backup withholding does not represent an additional income tax. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder’s U.S. federal income tax and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest on the Notes to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the stock of Nevada Power entitled to vote, (2) the Non-U.S. Holder is not (a) a controlled foreign corporation that is related to Nevada Power through actual or deemed stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (3) such interest is not contingent interest within the meaning of Section 871(h)(4) of the Code, (4) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (5) the Non-U.S. Holder either (i) provides its name and other required information on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a U.S. person as defined under the Code or (ii) holds the Notes through certain foreign intermediaries and the intermediary and the Non-U.S. Holder satisfy the certification or documentation requirements of applicable U.S. Treasury Regulations.

If a Non-U.S. Holder cannot satisfy the requirements in the preceding paragraph, payments of interest made to such Non-U.S. Holder will be subject to the U.S. federal withholding tax, currently at a rate of 30%, unless such Non-U.S. Holder timely provides Nevada Power or its paying agent with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Notes is not subject to withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States. If interest on the Notes is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to a Non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. withholding tax so long as the relevant Non-U.S. Holder timely provides Nevada Power or its paying agent with the appropriate documentation.

As discussed above under “U.S. Holders—Additional Payments,” this discussion assumes the Notes will not be treated as contingent payment debt instruments.

Sale, Redemption or Other Taxable Disposition of Notes

Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the sale, redemption or other taxable disposition of a Note generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to the branch profits tax as described above) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the

Non-U.S. Holder will be subject to a 30% tax on the excess, if any, of such gain plus all other U.S. source capital gains recognized during the same taxable year over the Non-U.S. Holder’s U.S. source capital losses recognized during such taxable year.

Information Reporting and Backup Withholding

Nevada Power will, as required, report to Non-U.S. Holders and to the IRS the amount of any principal and interest paid on the Notes. Copies of these information returns may be made available under the provisions of an applicable income tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is organized.

Additional information reporting and backup withholding tax, currently at a rate of 28%, will not apply to payments of interest with respect to which either the requisite certification that the Non-U.S. Holder is not a U.S. person for U.S. federal income tax purposes, as described under the heading “Non-U.S. Holders—Payments of Interest” above, has been received or an exemption has been otherwise established, provided that neither Nevada Power nor its paying agent has actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person that is not an exempt recipient or that the conditions of any other exemption are not, in fact, satisfied.

Payments on the sale, exchange or other disposition of Notes effected through an office of a broker outside the United States to an offshore account maintained by a Non-U.S. Holder are generally not subject to information reporting or backup withholding. However, if the broker is either a U.S. person, a “controlled foreign corporation,” a non-U.S. person 50% or more of whose gross income is effectively connected with a trade or business within the United States for a specified three-year period, a foreign partnership with significant ownership by U.S. persons or a U.S. branch of a foreign bank or insurance company, then information reporting will be required, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption and the broker has neither actual knowledge nor a reason to know that the beneficial owner is not entitled to an exemption. Backup withholding will apply if the sale or other disposition is subject to information reporting and the broker has actual knowledge or reason to know that the beneficial owner is a U.S. person that is not an exempt recipient.

Information reporting and backup withholding will apply to payments effected by a U.S. office of any U.S. or foreign broker, unless the broker has documentary evidence in its records that the beneficial owner of the payment is not a U.S. person or is otherwise entitled to an exemption and the broker has no actual knowledge or reason to know that the beneficial owner is not entitled to an exemption.

Backup withholding does not represent an additional income tax. Amounts withheld from payments to a Non-U.S. Holder under the backup withholding rules may be credited against that holder’s U.S. federal income tax liability and may entitle that holder to a credit or refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

A Note beneficially owned by an individual who is not a citizen or resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of the individual’s death, provided that:

•	the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code; and

•	interest payments with respect to such Note, if received at the time of the individual’s death, would not have been effectively connected with the conduct of a U.S. trade or business by the individual.

Recently Enacted Legislation

Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2012, imposes a withholding tax of 30% on interest and gross proceeds from the disposition of certain debt instruments paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. Nonetheless, certain account information with respect to U.S. Holders who hold Notes through certain foreign financial institutions may be reportable to the IRS. Investors should consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Notes.

THIS DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR OTHER LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDER OF NOTES. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION PRIOR TO MAKING SUCH INVESTMENT.

UNDERWRITING

We and the underwriters for the offering named below (the “Underwriters”) have entered into a purchase agreement with respect to the Notes. Subject to certain terms and conditions, each Underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table.

Principal Amount
Underwriter	of Notes

Barclays Capital Inc.	$
BNY Mellon Capital Markets, LLC
UBS Securities LLC
CIBC World Markets Corp.
PNC Capital Markets LLC

Total	$

The Underwriters are committed to take and pay for all of the Notes being offered, if any are taken.

Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the Underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of Notes. Any such securities dealers may resell any Notes purchased from the Underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of Notes. If all the Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

The Notes are a new issue of securities with no established trading market. We have been advised by the Underwriters that certain of the Underwriters intend to make a market in the Notes but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If any active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. See “Risk Factors.”

For a period of 30 days from the date of the final prospectus supplement, we have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any of our debt securities (other than the Notes), without the prior written consent of the representatives of the Underwriters.

In connection with the offering of the Notes, the Underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of Notes than they are required to purchase in the offering of the Notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering of the Notes is in progress.

The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another

Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and in either case within the twelve months prior to such offer, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a)	solely to qualified investors (as defined in the Prospectus Directive);

(b)	to fewer than 100 natural or legal persons (or, if the Relevant Member State has implemented the relevant provision of the 2010 Amending Directive, 150 natural or legal persons), other than qualified investors; or

(c)	in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (including any amendments thereto, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression 2010 Amending Directive means Directive 2010/73/EC.

Each Underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 of the United Kingdom, as amended (“FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

We estimate that our share of the total expenses related to the offering of the Notes, excluding underwriting discounts, will be approximately $     .

We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the Underwriters and their respective affiliates have, from time to time, performed and may in the future perform, various financial advisory and investment banking services for us and for our affiliates, for which they received or will receive customary fees and expenses. Certain of the Underwriters and their respective affiliates have, from time to time, engaged in and/or may in the future engage in commodity/resource procurement and optimization transactions, including gas hedging arrangements, power transactions, and interest rate swap and hedging transactions, with us and our affiliates. Certain of the Underwriters or their respective affiliates are lenders under our $600 million Revolving Credit Facility, for which they receive customary fees.

LEGAL MATTERS

The validity of the Notes will be passed upon for Nevada Power Company, doing business as NV Energy, by Choate, Hall & Stewart LLP, Boston, Massachusetts and Woodburn and Wedge, Reno, Nevada. Certain legal matters with respect to the Notes will be passed upon for the underwriters by Dewey & LeBoeuf LLP. With respect to matters of Nevada law, Choate, Hall & Stewart LLP and Dewey & LeBoeuf LLP may rely on the opinion of Woodburn and Wedge.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from Nevada Power Company’s Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the public reference rooms and their copy charges may be obtained from the Securities and Exchange Commission by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that have been filed electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are also available on our website at www.nvenergy.com. The contents of our website are not incorporated into this prospectus supplement.

This prospectus supplement is part of a registration statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the Notes. Statements contained in this prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Securities and Exchange Commission highlight selected information, and in each instance reference is made to the copy of the document filed.

The Securities and Exchange Commission allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the Securities and Exchange Commission will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the Securities and Exchange Commission and any future filing that we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof until the offer of the Notes is terminated.

•	our Annual Report on Form 10-K ended December 31, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011; and

•	our Current Report on Form 8-K filed on February 4, 2011.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Nevada Power Company
d/b/a NV Energy
Attention: Chief Financial Officer
P.O. Box 230
6226 W. Sahara Avenue
Las Vegas, Nevada 89146
(702) 402-5000

PROSPECTUS

NEVADA POWER COMPANY
d/b/a NV ENERGY

GENERAL AND REFUNDING
MORTGAGE SECURITIES
DEBT SECURITIES
TRUST PREFERRED SECURITIES
GUARANTEES OF TRUST PREFERRED SECURITIES

Nevada Power Company d/b/a NV Energy is a Nevada corporation.

Nevada Power Company may offer and sell, from time to time, in one or more offerings, general and refunding mortgage securities or debt securities. Trusts that we may form in the future may also offer trust preferred securities, which we will guarantee. We may offer the securities simultaneously or at different times, in one or more separate series, in amounts, at prices and on terms to be determined at or prior to the time or times of sale.

This prospectus provides you with a general description of these securities. We will provide specific information about the offering and the terms of these securities in one or more supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement. You should read this prospectus and the related prospectus supplements carefully before you invest in these securities.

Our principal executive offices are located at 6226 West Sahara Avenue, Las Vegas, NV 89146 and our telephone number is (702) 402-5000.

Investing in these securities involves certain risks. See “Risk Factors” on page 1.

We may offer and sell these securities through one or more underwriters or agents. We will set forth in the related prospectus supplement the names of the underwriters or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of these securities and the net proceeds we receive from the sale. See “Plan of Distribution.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 20, 2010.

ABOUT THIS PROSPECTUS	1
RISK FACTORS	1
FORWARD-LOOKING STATEMENTS	2
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION	2
NEVADA POWER COMPANY	3
CERTAIN RELATIONSHIPS WITH NV ENERGY, INC. AND SIERRA PACIFIC POWER COMPANY	3
USE OF PROCEEDS	4
RATIO OF EARNINGS TO FIXED CHARGES	4
DESCRIPTION OF THE GENERAL AND REFUNDING MORTGAGE SECURITIES	5
DESCRIPTION OF DEBT SECURITIES	17
BOOK-ENTRY SYSTEM	24
DESCRIPTION OF TRUST PREFERRED SECURITIES	26
DESCRIPTION OF TRUST GUARANTEES	27
PLAN OF DISTRIBUTION	30
LEGAL MATTERS	31
EXPERTS	31

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (No. 333-168984-02) that we filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf process, we may offer, from time to time, any combination of the securities described in this prospectus in one or more offerings. In this prospectus, we refer to the general and refunding mortgage securities, the debt securities, the trust preferred securities and the guarantees of trust preferred securities as the “securities.” This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement and any applicable pricing supplement may also add to, update or change the information in this prospectus. It is important for you to read and consider all information contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any applicable pricing supplement. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus, the applicable prospectus supplement or any applicable pricing supplement, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus, or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus, the applicable prospectus supplement and any applicable pricing supplement and the offering of the securities in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer, or any invitation on our behalf, to subscribe to or purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In this prospectus, “Nevada Power,” “we,” “us,” and “our” refer specifically to Nevada Power Company d/b/a NV Energy.

RISK FACTORS

Investing in our securities involves risks. You are urged to read and carefully consider the information under the heading “Risk Factors” in:

•	our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2009, which is incorporated by reference into this prospectus;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, which are incorporated by reference into this prospectus; and

•	documents we file with the Securities and Exchange Commission after the date of this prospectus and which are deemed incorporated by reference into this prospectus.

Before making an investment decision, you should carefully consider these risks as well as other information we incorporate by reference in this prospectus. The risks and uncertainties that we have described are not the only ones facing us. The prospectus supplement applicable to each type or series of securities we offer under this registration statement will contain additional information about risks applicable to an investment our company and the particular type of securities we are offering under that prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements. These forward-looking statements can be identified by the use of words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “may,” “might,” “should,” “could,” “goal,” “potential” and similar expressions. We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These forward-looking statements are subject to various risks and uncertainties that may be outside our control, and our actual results could differ materially from our projected results. For a discussion of these risks and uncertainties and the additional factors that could affect the validity of our forward-looking statements, as well as our financial condition and our results of operations, you should read the sections titled “Forward-Looking Statements” in Part II, Item 7 and “Risk Factors” in Part I, Item 1A of our most recent annual report on Form 10-K and Form 10-K/A, as may be updated in our quarterly reports on Form 10-Q, all of which are also incorporated by reference into this prospectus. We are not able to predict all the factors that may affect future results. We qualify all our forward-looking statements by these cautionary statements. These forward-looking statements speak only as of the date of this prospectus or the date of the document incorporated by reference. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and file reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

Information on the public reference rooms and their copy charges may be obtained from the Securities and Exchange Commission by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that have been filed electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are also available on our website at www.nevadapower.com. The contents of our website are not incorporated into this prospectus or the accompanying prospectus supplement.

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission covering the securities. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement and the exhibits to the registration statement. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

INCORPORATION OF INFORMATION WE FILE WITH THE
SECURITIES AND EXCHANGE COMMISSION

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the Securities and Exchange Commission will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below which were filed with the Securities and Exchange Commission under the Exchange Act:

•	our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010; and

•	our Current Reports on Form 8-K filed on February 5, 2010, March 15, 2010, May 3, 2010 and May 4, 2010.

We also incorporate by reference each of the following documents that we will file with the Securities and Exchange Commission after the date of this prospectus until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

Copies of the reports that we file with the Securities and Exchange Commission can be found at its website at www.sec.gov, or on our website www.nvenergy.com, under the “Company”, then “Investors” tabs. You may also request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Nevada Power Company
6226 W. Sahara Avenue
Las Vegas, Nevada 89146
Attention: Assistant Treasurer
Telephone: (702) 402-5000

NEVADA POWER COMPANY

We are a regulated public utility engaged in the distribution, transmission, generation, purchase and sale of electric energy in the southern Nevada communities, Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and their adjoining areas, including Nellis Air Force Base and the Department of Energy’s Nevada Test Site in Nye County. As of the date of this prospectus, we provide electricity to approximately 827,000 electric customers.

We are a subsidiary of NV Energy, Inc., the publicly-traded utility holding company that owns all of our outstanding common stock. NV Energy, Inc. is also the parent company for Sierra Pacific Power Company, the public utility company that provides power and natural gas to parts of Nevada and California.

We are incorporated in Nevada. Our principal executive offices are located at 6226 W. Sahara Avenue (P.O. Box 230), Las Vegas, Nevada 89146 and our telephone number is (702) 402-5000.

CERTAIN RELATIONSHIPS WITH NV ENERGY, INC.
AND SIERRA PACIFIC POWER COMPANY

We are a wholly-owned subsidiary of NV Energy, Inc., a holding company that is also the parent company of Sierra Pacific Power Company, the public utility that provides power and natural gas to northern Nevada and the Lake Tahoe area of California. NV Energy, Inc. has no significant operations of its own. Its cash flows are substantially derived from dividends paid to it by us and by Sierra Pacific Power Company, which are typically utilized to service debt and pay dividends on the common stock of NV Energy, Inc., with the balance, if any, reinvested in us and in Sierra Pacific Power Company as capital contributions. Currently, we are subject to restrictions on the amount of dividends we may pay to our parent under the terms of certain financing agreements and the Federal Power Act. The specific restrictions on dividends contained in agreements to which we and Sierra Pacific Power Company are party can be found in our Forms 10-K and 10-K/A and 10-Q, which are incorporated by reference into this prospectus.

Many of our officers are also officers of NV Energy, Inc. and Sierra Pacific Power Company. In addition, all of the members of our board of directors are also directors of NV Energy, Inc. and Sierra Pacific Power Company. Our board of directors exercises substantial control over our business and operations and makes determinations with respect to, among other things, the following:

•	payment of dividends;

•	decisions on financings and our capital raising activities;

•	mergers or other business combinations; and

•	acquisition or disposition of assets.

Employees of NV Energy, Inc. provide certain accounting, treasury, information technology and administrative services to us and to Sierra Pacific Power Company. The costs of those services are allocated among the three companies according to each company’s usage.

NV Energy, Inc. files a consolidated U.S. federal income tax return for itself and its subsidiaries. Current income taxes are allocated based on each entity’s respective taxable income or loss and investment tax credits as if each subsidiary filed a separate return. Based upon NV Energy, Inc.’s filing practices, we do not believe we would incur any significant tax liability from our parent or its other subsidiaries; however, we may incur certain tax liabilities as a result of the joint tax filing in the event of a change in applicable law or as a result of an audit.

USE OF PROCEEDS

We intend to use the proceeds we receive from the issuance of these securities as described in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

											For the Six Months
	Year Ended December 31,										Ended June 30,
	2005		2006		2007		2008		2009		2009	2010
	(Dollars in Thousands)

Ratio of Earnings to Fixed Charges(1)	2.09	x	2.74	x	2.21	x	1.97	x	1.72	x	—	1.14	x
Deficiency											$44,287

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “Earnings” represents net income (or loss) adjusted for income taxes (benefits) and fixed charges excluding capitalized interest. “Fixed charges” represent the aggregate of interest charges on long-term debt (whether expensed or capitalized) and the portion of rental expense deemed attributable to interest.

DESCRIPTION OF THE GENERAL AND REFUNDING MORTGAGE SECURITIES

General

From time to time we may issue one or more series of General and Refunding Mortgage Securities (the “G&R Securities”). Below is a description of the general terms of the G&R Securities. The particular terms of a series of G&R Securities will be described in a prospectus supplement.

G&R Securities will be issued under the General and Refunding Mortgage Indenture, dated as of May 1, 2001, as amended and supplemented to the date hereof (the “G&R Indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The G&R Indenture does not limit the amount of G&R Securities that we may issue. The G&R Securities will rank equally in right of payment with existing and future securities issued under the G&R Indenture, and will be senior in right of payment to all of our existing and future subordinated indebtedness. We are subject to regulation by our state utility commission, which may impose limitations on investment returns or otherwise impact the amount of dividends which we may declare and pay. We are also subject to a federal statutory limitation on the payment of dividends. We have entered into certain agreements which set restrictions on the amount of dividends we may declare and pay and restrict the circumstances under which such dividends may be declared and paid.

Terms of the G&R Securities

Each prospectus supplement will describe the terms of a series of G&R Securities, including:

•	the title and series designation;

•	the aggregate principal amount and authorized denominations of the G&R Securities;

•	the percentage of principal amount at which the G&R Securities will be issued;

•	the stated maturity date;

•	any fixed or variable interest rates or rates per annum or the method or procedure for determining the interest rates;

•	the times at which any interest will be payable, the date or dates from which interest will accrue and the regular record dates for interest payments or the method for determining those dates;

•	the principal amount payable, whether at maturity or upon earlier acceleration, and whether the principal amount will be determined with reference to an index, formula or other method;

•	whether the G&R Securities are denominated or payable in United States dollars;

•	any sinking fund requirements;

•	any terms under which we can redeem the G&R Securities;

•	any terms for repayment of principal amount at the option of the holder;

•	whether and under what circumstances we will pay additional amounts (“Additional Amounts”) under any G&R Securities to a person who is not a U.S. person for specified taxes, assessments or other governmental charges and whether we have the option to redeem the affected G&R Securities rather than pay any Additional Amounts;

•	the form in which we will issue the G&R Securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the G&R Securities in either form;

•	whether the G&R Securities will be issued in global form, and any terms and conditions under which the G&R Securities in global form may be exchanged for definitive G&R Securities;

•	the defeasance provisions, if any, that apply to the G&R Securities (other than those described herein);

•	the person to whom any interest on a registered security is payable, if that person is not the registered owner of the G&R Securities, or the manner in which any interest is payable on a bearer security if other than upon presentation of the coupons pertaining thereto, as the case may be;

•	any events of default or covenants not contained in the G&R Indenture; and

•	any other specific terms of the G&R Securities which are not inconsistent with the provisions of the G&R Indenture.

Unless the terms of the securities specify otherwise, the provisions of the G&R Indenture permit us, without the consent of holders of any G&R Securities, to issue additional G&R Securities with terms different from those of G&R Securities previously issued and to reopen a previous series of G&R Securities and issue additional G&R Securities of that series.

We will pay or deliver principal and any premium, Additional Amounts, and interest in the manner, at the places and subject to the restrictions described in the G&R Indenture, the G&R Securities and the applicable prospectus supplement.

Description of the G&R Indenture

General

Except as otherwise contemplated below under this heading and subject to the exceptions specifically discussed under “Release of Property” and “Defeasance,” all Outstanding Indenture Securities, equally and ratably, will be secured by the lien of the G&R Indenture on substantially all properties owned by us located in the State of Nevada (and not excepted or released from the lien thereof), and improvements, extensions and additions to, and renewals and replacements of, such properties.

Capitalized terms used under this heading (“Description of the G&R Indenture”) which are not otherwise defined in this prospectus shall have the meanings ascribed thereto in the G&R Indenture. References to article and section numbers herein, unless otherwise indicated, are references to article and section numbers of the G&R Indenture.

Lien of the G&R Indenture

General

The G&R Indenture constitutes a lien on substantially all of our real property and tangible personal property located in the State of Nevada, other than property excepted from the lien thereof and such property as may have been released from the lien thereof in accordance with the terms thereof, subject to no liens prior to the lien of the G&R Indenture other than Permitted Liens and certain other liens permitted to exist.

The G&R Indenture provides that after-acquired property (other than excepted property) located in the State of Nevada will be subject to the lien of the G&R Indenture; provided, however, that in the case of consolidation or merger (whether or not we are the surviving corporation) or transfer of the Mortgaged Property as or substantially as an entirety, the G&R Indenture will not be required to be a lien upon any of the properties then owned or thereafter acquired by the successor corporation except properties acquired from us in or as a result of such transaction and improvements, extensions and additions (as defined in the G&R Indenture) to such properties and renewals, replacements and substitutions of or for any part or parts thereof. (See Article XIII and “Consolidation, Merger, etc.” herein.) In addition, after-acquired property may be subject to liens existing or placed thereon at the time of acquisition thereof, including, but not limited to, Purchase Money Liens (as hereinafter defined), and, in certain circumstances, to liens attaching to such property prior to the recording and/or filing of an instrument specifically subjecting such property to the lien of the G&R Indenture.

Without the consent of the Holders, we may enter into supplemental indentures with the Trustee in order to subject to the lien of the G&R Indenture additional property (including property which would otherwise be excepted from such lien).

(See Section 14.01.) Such property would thereupon constitute Property Additions (so long as it would otherwise qualify as Property Additions as described below) and be available as a basis for the issuance of Indenture Securities. (See “—Issuance of Additional Indenture Securities.”)

Excepted Property

There are excepted from the lien of the G&R Indenture, among other things, cash, deposit accounts, securities; contracts, leases and other agreements of all kinds; contract rights, bills, notes and other instruments; revenues, accounts and accounts receivable and unbilled revenues, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances (except to the extent that any of the same constitute rights or interests relating to the occupancy or use of real property); certain intellectual property rights, domain names and other general intangibles; vehicles, movable equipment and aircraft; all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of the Mortgaged Property; fuel; portable tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not used in connection with the operation or maintenance of electric or gas utility facilities; coal, ore, gas, oil and other minerals and timber; electric energy, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by us; real property, gas wells, pipe lines, and other facilities used primarily for the production or gathering of natural gas; and leasehold interests held by us as lessee. (See Granting Clauses.)

In addition, our properties located outside of the State of Nevada are not subject to the lien of the G&R Indenture.

Permitted Liens

The lien of the G&R Indenture is subject to Permitted Liens and certain other liens permitted to exist. For purposes of the G&R Indenture, Permitted Liens includes any and all of the following, among other, liens: (a) liens for taxes which are not delinquent or are being contested in good faith; (b) mechanics’, workmen’s and similar liens and other liens arising in the ordinary cause of business; (c) liens in respect of judgments (i) in an amount not exceeding the greater of $10 million and 3% of the aggregate principal amount of Indenture Securities then Outstanding or (ii) with respect to which we shall in good faith be prosecuting an appeal or shall have the right to do so; (d) easements, leases or other rights of others in, and defects in title to, the Mortgaged Property which do not in the aggregate materially impair our use of the Mortgaged Property considered as a whole; (e) certain defects, irregularities and limitations in title to real property subject to rights-of-way in our favor or used primarily for right-of-way purposes; (f) liens securing indebtedness of others upon real property used for transmission or distribution or otherwise to obtain rights-of-way; (g) leases existing at the date of the G&R Indenture and subsequent leases for not more than 10 years or which do not materially impair our use of the property subject thereto; (h) liens of lessors or licensors for amounts due which are not delinquent or are being contested; (i) controls, restrictions or obligations imposed by Governmental Authorities upon our property or the operation thereof; (j) rights of Governmental Authorities to purchase or designate a purchase of our property; (k) liens required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable us to maintain self-insurance or to participate in any funds established to cover insurance risks or in connection with workmen’s compensation, unemployment insurance, social security or any pension or welfare benefit plan or program; (l) liens to secure duties or public or statutory obligations or surety, stay or appeal bonds; (m) rights of others to take minerals, timber, electric energy, gas, water, steam or other products produced by us or by others on our property; (n) rights and interests of Persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of such Persons in such property; (o) restrictions or assignment and/or qualification requirements on the assignee; (p) liens which have been bonded for the full amount in dispute or for the payment of which other security arrangements have been made; (q) easements, ground leases or rights-of-way on or across our property for the purpose of roads, pipelines, transmission or distribution lines, communication lines, railways and other similar purposes, provided that the same do not materially impair our use of such property; and (r) Prepaid Liens. (See Granting Clauses and Section 1.01.)

Trustee’s Lien.

The G&R Indenture provides that the Trustee will have a lien, prior to the lien on behalf of the holders of Indenture Securities, upon the Mortgaged Property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 11.07.)

Issuance of Additional Indenture Securities

The aggregate principal amount of Indenture Securities which may be authenticated and delivered under the G&R Indenture is unlimited. (See Section 3.01.) Securities of any series may be issued from time to time on the basis of Property Additions, Retired Securities and cash deposited with the trustee, and in an aggregate principal amount not exceeding:

(i)      70% of the Cost or Fair Value to us (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Indenture Securities, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements;

(ii)	the aggregate principal amount of Retired Securities; and

(iii)	an amount of cash deposited with the Trustee. (See Article IV.)

Property Additions generally include any property which is owned by us and is subject to the lien of the G&R Indenture except (with certain exceptions) goodwill, going concern value rights or intangible property, or any property the cost of acquisition or construction of which is properly chargeable to one of our operating expense accounts. (See Section 1.03.)

Retired Securities means, generally, (a) Indenture Securities which are no longer Outstanding under the G&R Indenture, which have not been retired by the application of Funded Cash and which have not been used as the basis for the authentication and delivery of Indenture Securities, the release of property or the withdrawal of cash and (b) certain retired bonds issued under our now-terminated Indenture of Mortgage, dated as of October 1, 1953, by and between us and Deutsche Bank Trust Company Americas, as Trustee.

Release of Property

Unless an Event of Default has occurred and is continuing, we may obtain the release from the lien of the G&R Indenture of any Funded Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, by which 70% of the Cost of the property to be released (or, if less, the Fair Value to us of such property at the time it became Funded Property) exceeds the aggregate of:

(1)      an amount equal to 70% of the aggregate principal amount of obligations secured by Purchase Money Lien upon the property to be released and delivered to the Trustee, subject to certain limitations described below;

(2)      an amount equal to 70% of the Cost or Fair Value to us (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

(3)      the aggregate principal amount of Indenture Securities we would be entitled to issue on the basis of Retired Securities (with such entitlement being waived by operation of such release);

(4)      any amount of cash and/or an amount equal to 70% of the aggregate principal amount of obligations secured by Purchase Money Lien upon the property released delivered to the trustee or other holder of a lien prior to the lien of the G&R Indenture, subject to certain limitations described below;

(5)      the aggregate principal amount of Indenture Securities delivered to the Trustee (with such Indenture Securities to be canceled by the Trustee); and

(6)      any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released. (See Section 8.03.)

As used in the G&R Indenture, the term “Purchase Money Lien” means, generally, a lien on the property being released which is retained by the transferor of such property or granted to one or more other Persons in connection with the transfer or release thereof, or granted to or held by a trustee or agent for any such Persons, and may include liens which cover property in addition to the property being released and/or which secure indebtedness in addition to indebtedness to the transferor of such property. (See Section 1.01.) Generally, the principal amount of obligations secured by Purchase Money Lien used as the basis for the release of property may not exceed 75% of the Fair Value of such property unless no additional obligations are outstanding, or are permitted to be issued, under such Purchase Money Lien. (See Section 8.03.)

Property which is not Funded Property may generally be released from the lien of the G&R Indenture without depositing any cash or property with the Trustee as long as (a) the aggregate amount of Cost or Fair Value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to us (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (See Section 8.04.)

The G&R Indenture provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (See Sections 8.05, 8.07 and 8.08.)

If we retain any interest in any property released from the lien of the G&R Indenture, the G&R Indenture will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. (See Section 8.09.)

Withdrawal of Cash

Unless an Event of Default has occurred and is continuing and subject to certain limitations, cash held by the Trustee may, generally, (1) be withdrawn by us (a) to the extent of an amount equal to 70% the Cost or Fair Value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Indenture Securities that we would be entitled to issue on the basis of Retired Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to the aggregate principal amount of any Outstanding Indenture Securities delivered to the Trustee; or (2) upon our request, be applied to (a) the purchase of Indenture Securities or (b) the payment (or provision therefor) at Stated Maturity of any Indenture Securities or the redemption (or provision therefor) of any Indenture Securities which are redeemable. (See Section 8.06.)

Consolidation, Merger, etc.

We may not consolidate with or merge into any other corporation or convey, otherwise transfer or lease the Mortgaged Property as or substantially as an entirety to any Person unless (a) the corporation formed by such consolidation or into which we are merged or the Person which acquires by conveyance or other transfer, or which leases, the Mortgaged Property as or substantially as an entirety is a corporation organized and existing under the laws of the United States, or any State or Territory thereof or the District of Columbia, and such corporation executes and delivers to the Trustee a supplemental indenture that in the case of a consolidation, merger, conveyance or other transfer, or in the case of a lease if the term thereof extends beyond the last stated maturity of the Indenture Securities then outstanding, contains an assumption by such corporation of the due and punctual payment of the principal of and premium, if any, and interest, if any, on the Indenture Securities and the performance of all of our covenants and conditions under the G&R Indenture and, in the case of a consolidation, merger, conveyance or other transfer that contains a grant, conveyance, transfer and mortgage by such corporation confirming the lien of the G&R Indenture on the Mortgaged Property and subjecting to such lien all property thereafter acquired by such corporation that shall constitute an improvement, extension or addition to the Mortgaged Property or renewal, replacement or substitution of or for any part thereof and, at the election of such corporation, subjecting to the lien of the G&R Indenture such other property then owned or thereafter acquired by such corporation as such corporation shall specify and (b) in the case of a lease, such lease is made expressly subject to termination by us or by the Trustee at any time during the continuance of an Event of Default. (See Section 13.01.) In the case of the conveyance or other transfer of the Mortgaged Property as or substantially as an entirety to any other Person, upon the satisfaction of all the conditions described above, we would be released and discharged from all obligations under the G&R Indenture and on the Indenture Securities then Outstanding unless we elect to waive such release and discharge. (See Section 13.04.)

Modification of G&R Indenture

Modification Without Consent

Without the consent of any Holders, we may enter into one or more supplemental indentures with the Trustee for any of the following purposes:

(a)      to evidence the succession of another Person to us and the assumption by any such successor of our covenants in the G&R Indenture and in the Indenture Securities; or

(b)      to add one or more covenants by us or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be outstanding, Indenture Securities of one or more specified series (for the purposes of this subsection, “series” includes all tranches thereof), or to surrender any right or power conferred upon us by the G&R Indenture; or

(c)      to correct or amplify the description of any property at any time subject to the lien of the G&R Indenture; or better to assure, convey and confirm to the Trustee any property subject or required to be subjected to the lien of the G&R Indenture; or to subject to the lien of the G&R Indenture additional property (including property of others), to specify any additional Permitted Liens with respect to such additional property and to modify the provisions in the G&R Indenture for dispositions of certain types of property without release in order to specify any additional items with respect to such additional property; or

(d)      to change or eliminate any provision of the G&R Indenture or to add any new provision to the G&R Indenture, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Indenture Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when no Indenture Security of such series remains Outstanding; or

(e)      to establish the form or terms of the Indenture Securities of any series as permitted by the G&R Indenture; or

(f)      to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

(g)      to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee; or

(h)      to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series of, the Indenture Securities; or

(i)      to change any place or places where (1) the principal of and premium, if any, and interest, if any, on all or any series of Indenture Securities will be payable, (2) all or any series of Indenture Securities may be surrendered for registration of transfer, (3) all or any series of Indenture Securities may be surrendered for exchange and (4) notices and demands to or upon us in respect of all or any series of Indenture Securities and the G&R Indenture may be served; or

(j)      to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add or remove other provisions with respect to matters and questions arising under the G&R Indenture, so long as such other changes or additions do not adversely affect the interests of the Holders of Indenture Securities of any series in any material respect. (See Section 14.01.)

Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), is amended after the date of the G&R Indenture in such a way as to require changes to the G&R Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the G&R Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the G&R Indenture, the G&R Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we may, without the consent of any Holders, enter into one or more supplemental indentures with the Trustee to evidence or effect such amendment. (See Section 14.01.)

Modifications Requiring Consent

Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the Indenture Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the G&R Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Indenture Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Indenture Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Indenture Securities of all such tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may

(a)      change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Indenture Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable thereon, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Maturity of any Indenture Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Indenture Security,

(b)      permit the creation of any lien not otherwise permitted by the G&R Indenture ranking prior to the lien of the G&R Indenture with respect to all or substantially all of the Mortgaged Property or terminate the lien of the G&R Indenture on all or substantially all of the Mortgaged Property or deprive the Holders of the benefit of the lien of the G&R Indenture, without, in any such case, the consent of the Holders of all Indenture Securities then Outstanding,

(c)      reduce the percentage in principal amount of the Outstanding Indenture Securities of any series, or tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the G&R Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Indenture Security of such series, or

(d)      modify certain of the provisions of the G&R Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Indenture Securities of any series without the consent of the Holder of each Outstanding Indenture Security of such series.

A supplemental indenture that changes or eliminates any covenant or other provision of the G&R Indenture that has expressly been included solely for the benefit of the Holders of, or that is to remain in effect only so long as there shall be Outstanding, Indenture Securities of one or more specified series or modifies the rights of the Holders of Indenture Securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the G&R Indenture of the Holders of the Indenture Securities of any other series. (See Section 14.02.)

Waiver

The Holders of at least a majority in aggregate principal amount of all Indenture Securities may waive our obligations to comply with certain covenants, including the covenants to maintain its corporate existence and properties, pay taxes and discharge liens, maintain certain insurance and make such recordings and filings as are necessary to protect the security of the Holders and the rights of the Trustee and its covenant with respect to merger, consolidation or the transfer or lease of the Mortgaged Property as or substantially as an entirety, described above, provided that such waiver occurs before the time such compliance is required. The Holders of at least a majority of the aggregate principal amount of Outstanding Indenture Securities of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with any covenant specified with respect to Indenture Securities of such series or tranches thereof. (See Section 6.09.)

Before any sale of any of the Mortgaged Property and before a judgment or decree for payment of the money due shall have been obtained by the Trustee, the Holders of at least a majority in principal amount of all Outstanding Securities may waive any past default under the G&R Indenture, except a default (a) in the payment of the principal of or premium, if any, or interest, if any, on any Security Outstanding, or (b) in respect of a covenant or provision of the G&R Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of any series or tranche affected. Upon any such waiver, such default shall cease to exist, and any and all Events of Default arising therefrom shall be deemed to have been cured; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. (Section 10.17.)

Events of Default

Each of the following events constitutes an Event of Default under the G&R Indenture (See Section 10.01.):

(1)      failure to pay interest on any Indenture Security within 60 days after the same becomes due and payable;

(2)      failure to pay principal of or premium, if any, on any Indenture Security within three Business Days after its Maturity;

(3)      failure to perform or breach of any of our covenants or warranties in the G&R Indenture (other than a covenant or warranty which is to remain in effect only so long as the notes offered hereby remain outstanding or a default in the performance of which or breach of which is dealt with elsewhere under this paragraph) for a period of 90 days after there has been given to us by the Trustee, or to us and the Trustee by the Holders of at least 33% in principal amount of Outstanding Indenture Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default,” unless the Trustee, or the Trustee and the Holders of a principal amount of Indenture Securities not less than the principal amount of Indenture Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and such Holders, as the case may be, will be deemed to have agreed to an extension of such period if we have initiated corrective action within such period and is being diligently pursued; and

(4) certain events relating to our reorganization, bankruptcy and insolvency or appointment of a receiver or trustee for our property.

Remedies

Acceleration of Maturity

If an Event of Default occurs and is continuing, then the Trustee or the Holders of not less than 33% in principal amount of Indenture Securities then Outstanding may declare the principal amount (or if the Indenture Securities are Discount Securities, such portion of the principal amount as may be provided for such Discount Securities pursuant to the terms of the G&R Indenture) of all of the Indenture Securities then Outstanding, together with premium, if any, and accrued interest, if any, thereon to be immediately due and payable. At any time after such declaration of acceleration of the Indenture Securities then Outstanding, but before the sale of any of the Mortgaged Property and before a judgment or decree for payment of money shall have been obtained by the Trustee as provided in the G&R Indenture, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

(a) we have paid or deposited with the Trustee a sum sufficient to pay

(1)  all overdue interest, if any, on all Indenture Securities then Outstanding;

(2)  the principal of and premium, if any, on any Indenture Securities then Outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Indenture Securities; and

(3)  all amounts due to the Trustee as compensation and reimbursement as provided in the G&R Indenture; and

(b) any other Event or Events of Default, other than the non-payment of the principal of Indenture Securities that shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the G&R Indenture. (See Section 10.02.)

Possession of Mortgaged Property

Under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Trustee has the power to take possession of, and to hold, operate and manage, the Mortgaged Property, or with or without entry, sell the Mortgaged Property. If the Mortgaged Property is sold, whether by the Trustee or pursuant to judicial proceedings, the principal of the Outstanding Indenture Securities, if not previously due, will become immediately due, together with premium, if any, and any accrued interest. (See Sections 10.03, 10.04 and 10.05.)

Right to Direct Proceedings

If an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the Indenture Securities then Outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that (a) such direction does not conflict with any rule of law or with the G&R Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee’s sole discretion, be adequate and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. (See Section 10.16.)

Limitation on Right to Institute Proceedings

No Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the G&R Indenture or for the appointment of a receiver or for any other remedy thereunder unless

(a)      such Holder has previously given to the Trustee written notice of a continuing Event of Default;

(b)      the Holders of not less than a majority in aggregate principal amount of the Indenture Securities then Outstanding have made written request to the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities to be incurred in complying with such request;

(c)      such Holder or Holders shall have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

(d)      for sixty days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such sixty-day period by the Holders of a majority in aggregate principal amount of Indenture Securities then Outstanding; and

(e)      no direction inconsistent with such written request shall have been given to the Trustee during such sixty-day period by the Holders of a majority in aggregate principal amount of the Securities then Outstanding;

it being understood and intended that no one or more of such Holders shall have any right in any manner to affect, disturb or prejudice the lien of the G&R Indenture or the rights of any other of such Holders or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the G&R Indenture, except in the manner provided in the G&R Indenture and for the equal and ratable benefit of all of such Holders.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Section 10.11.)

No Impairment of Right to Receive Payment

Notwithstanding that the right of a Holder to institute a proceeding with respect to the G&R Indenture is subject to certain conditions precedent, each Holder of an Indenture Security has the absolute and unconditional right to receive payment of the principal of and premium, if any, and interest, if any, on such

Indenture Security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such Holder. (See Section 10.12.)

Notice of Default

The Trustee is required to give the Holders notice of any default under the G&R Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in clause (3) under “Events of Default” may be given until at least 75 days after the occurrence thereof. (See Section 11.02.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

Indemnification of Trustee

As a condition precedent to certain actions by the Trustee in the enforcement of the lien of the G&R Indenture and institution of action on the Indenture Securities, the Trustee may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith. (See Sections 10.11 and 11.01.)

Remedies Limited by State Law

The laws of the State of Nevada where the Mortgaged Property is located may limit or deny the ability of the Trustee or securityholders to enforce certain rights and remedies provided in the G&R Indenture in accordance with their terms.

Defeasance

Any Indenture Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the G&R Indenture, and, at our election, our entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the Trustee or any Paying Agent (other than us), in trust: (a) money (including Funded Cash not otherwise applied pursuant to the G&R Indenture) in an amount which will be sufficient, or (b) Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Indenture Securities or portions thereof. (See Section 9.01.) For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof.

The right of Nevada Power to cause its entire indebtedness in respect of the Indenture Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of conditions specified in the instrument creating such series.

Duties of the Trustee; Resignation; Removal

The Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee will be under no obligation to exercise any of the powers vested in it by the G&R Indenture at the request of any holder of Indenture Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

The Trustee may resign at any time by giving written notice thereof to us or may be removed at any time by Act of the Holders of a majority in principal amount of Indenture Securities then Outstanding delivered to us and the Trustee. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the G&R Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if we have delivered to the Trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the G&R Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the G&R Indenture. (See Section 11.10.)

Evidence to be Furnished to the Trustee

Compliance with G&R Indenture provisions is evidenced by written statements of our officers or persons selected or paid by us. In certain cases, opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the G&R Indenture requires us to give the Trustee, not less often than annually, a brief statement as to our compliance with the conditions and covenants under the G&R Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Nevada Power will have any liability for any obligations of Nevada Power under the Indenture Securities, the G&R Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Indenture Securities by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Indenture Securities. The waiver may not be effective to waive liabilities under the federal securities laws.

Form, Registration, Transfer and Exchange

Each series of G&R Securities will be issued in fully registered form without coupons or in bearer form with or without coupons. Unless the applicable prospectus supplement provides otherwise, registered G&R Securities will be issued in denominations of $1,000 or integral multiples thereof and G&R Securities issued in bearer form will be issued in the denomination of $5,000. The G&R Indenture provides that G&R Securities may be issued in global form. If any series of G&R Securities are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any of those global G&R Securities may exchange their interests for G&R Securities of that series and of like tenor and principal amount in any authorized form and denomination.

Holders may present G&R Securities for exchange, and registered G&R Securities for transfer, in the manner, at the places and subject to the restrictions set forth in the G&R Indenture, the G&R Securities and the applicable prospectus supplement. Holders may transfer G&R Securities in bearer form and the coupons, if any, appertaining to the senior G&R Securities will be transferable by delivery. There will be no service charge for any registration of transfer of registered G&R Securities or exchange of G&R Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with any registration of transfer or exchange. Bearer securities will not be issued in exchange for registered securities.

In the event of any redemption of G&R Securities of any series, we will not be required to:

•	register the transfer of or exchange G&R Securities of that series during a period of 15 days next preceding the mailing of a notice of redemption of securities of the series to be redeemed;

•	register the transfer of or exchange any registered debt security called for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

•	exchange any bearer security called for redemption except, to the extent provided with respect to any series of G&R Securities and referred to in the applicable prospectus supplement, to exchange the bearer security for a registered debt security of like tenor and principal amount that is immediately surrendered for redemption.

Global Securities

The G&R Securities of each series may be issued in whole or in part in global form. A G&R Security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global debt security may not be transferred, except as a whole, among the depositary for such debt security and/or its nominees and/or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interests in any global security may exchange those interests for definitive debt securities of like tenor and principal amount in any authorized form and denomination and the manner of payment of principal and interest on any global debt security.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any G&R Security (other than bearer securities) on any interest payment date will be made to the person in whose name the G&R Securities are registered.

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium, Additional Amounts and interest on the G&R Securities (other than bearer securities) of a particular series will be payable at the office of the paying agents designated by us. Unless otherwise indicated in the prospectus supplement, the principal corporate trust office of the trustee in The City of New York will be designated as sole paying agent for payments with respect to debt securities of each series.

All moneys paid by us to a paying agent or the trustee for the payment of the principal, premium additional amounts or interest on a G&R Security which remains unclaimed at the end of one year will be repaid to us, and the holder of the G&R Security thereafter may look only to us for payment thereof.

Governing Law

The G&R Securities will be governed by and construed under the laws of the State of New York, without regard to conflicts of laws principles thereof.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities, other than G&R Securities, that we may offer from time to time under this prospectus. The particular terms of the debt securities offered under this prospectus and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under a senior indenture between us and a trustee. We will issue the subordinated debt securities under a subordinated indenture between us and the same or another trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as the trustee.

The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as holders of the applicable debt securities. See the information under the heading “Where You Can Find More Information” for information on how to obtain a copy of the appropriate indenture. The following description also is subject to and qualified by reference to the description of the particular terms of the debt securities and the relevant indenture described in the related prospectus supplement, including definitions used in the relevant indenture. The particular terms of the debt securities that we may offer under this prospectus and the relevant indenture may vary from the terms described below.

General

The senior debt securities will be unsubordinated obligations, will rank equally with all other unsubordinated debt obligations of ours and, unless otherwise indicated in the related prospectus supplement, will be unsecured. The subordinated debt securities will be subordinate in right of payment to any senior debt securities. A description of the subordinated debt securities is provided below under “— Subordinated Debt Securities.” The specific terms of any debt securities will be provided in the related prospectus supplement. For a complete understanding of the provisions pertaining to the debt securities, you should refer to the relevant form of indenture filed as an exhibit to the registration statement of which this prospectus is a part. Unless we elect or are required to secure the debt securities, the debt securities will be effectively subordinated to any of our existing and future secured debt to the extent of the assets securing that debt, including but not limited to, all of the securities issued under our G&R Indenture.

In addition to the debt securities that we may offer pursuant to this prospectus, we may issue other debt securities in public or private offerings from time to time. These other debt securities may be issued under other indentures or documentation that are not described in this prospectus, and those debt securities may contain provisions materially different from the provisions applicable to one or more issues of debt securities offered pursuant to this prospectus.

Terms

The indentures will not limit the principal amount of debt, including unsecured debt, or other securities that we may issue.

The debt securities of any series may be issued in definitive form or, if provided in the related prospectus supplement, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by us. Each debt security represented by a global security is referred to as a “book-entry security.”

Debt securities may be issued from time to time pursuant to this prospectus and will be offered on terms determined by market conditions at the time of sale. Debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Unless otherwise provided in the related prospectus supplement, debt securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

Please refer to the related prospectus supplement for the specific terms of the debt securities offered, including the following:

•	designation of an aggregate principal amount, purchase price and denomination;

•	date of maturity;

•	if other than U.S. currency, the currency in which the debt securities may be purchased and the currency in which principal, premium, if any, and interest will be paid;

•	the interest rate or rates and the method of calculating interest (unless we specify a different method, interest will be calculated based on a 360-day year consisting of 12 30-day months);

•	the date or dates from which the interest will accrue, the payment dates on which any premium and interest will be payable or the manner of determination of the payment dates and the record dates for the determination of holders to whom interest is payable;

•	the place or places where principal, any premium and interest will be payable;

•	any redemption or sinking fund provisions or other repayment or repurchase obligations;

•	any index used to determine the amount of payment of principal of and any premium and interest on the debt securities;

•	the application, if any, of defeasance provisions to the debt securities;

•	if other than the entire principal amount, the portion of the debt securities that would be payable upon acceleration of the maturity thereof;

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

•	any covenants applicable to the debt securities being offered;

•	any events of default applicable to the debt securities being offered;

•	any changes to the events of default described in this prospectus;

•	the terms of subordination, if applicable; and

•	any other specific material terms, including any additions to the terms described in this prospectus and any terms that may be required by or advisable under applicable law.

Except with respect to book-entry securities, debt securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and the related prospectus supplement.

Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Merger, Consolidation or Sale of Assets

Nevada Power Company will not, in a single transaction or through a series of related transactions, consolidate or merge with or into any other person, or, directly or indirectly, sell or convey all or substantially all of its properties and assets to another person or group of affiliated persons, except that Nevada Power Company may consolidate or merge with, or sell or convey substantially all of its assets to another person if (i) Nevada Power Company is the continuing person or the successor person (if other than Nevada Power Company) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and such person expressly assumes all obligations of Nevada Power Company under the indenture, including payment of the principal and interest on the debt securities, and the performance and observance of all of the covenants and conditions of the indenture to be performed by Nevada Power Company and (ii) there is no default under the indenture. Upon such a succession, Nevada Power Company will be relieved from any further obligations under the indenture.

Events of Default

Except as otherwise set forth in the applicable prospectus supplement, an event of default shall occur with respect to any series of debt securities when:

•	we default in paying principal of or premium, if any, on any of the debt securities of such series when due;

•	we default in paying interest on the debt securities of such series when due and such default continues for 30 days;

•	we default in making deposits into any sinking fund payment with respect to any debt securities of such series when due and such default continues for 30 days;

•	we fail to perform any other covenant or warranty in the debt securities of such series or in the applicable indenture, and such failure continues for a period of 90 days after notice of such failure as provided in that indenture;

•	certain events of bankruptcy, insolvency, or reorganization involving us occur; or

•	any other event of default specified in the applicable prospectus supplement occurs with respect to debt securities of that series.

We will be required annually to deliver to the trustee officers’ certificates stating whether or not the officers signing such certificates have any knowledge of any default in the performance by us of our obligations under the applicable indenture.

If an event of default shall occur and be continuing with respect to any series (other than an event of default described in the fifth bullet point of the first paragraph above under “— Events of Default”), the trustee or the holders of a majority in principal amount of the debt securities of such series then outstanding (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) may declare the debt securities of such series to be immediately due and payable. If an event of default described in the fifth bullet point of the first paragraph above under “—Events of Default” occurs with respect to any series of debt securities, the principal amount of all debt securities of that series (or, if any securities of that series are original issue discount securities, the portion of the principal amount of such securities as may be specified by the terms thereof) will automatically become due and payable without any declaration by the trustee or the holders. The trustee is required to give holders of the debt securities of any series written notice of a default with respect to such series as and to the extent provided by the Trust Indenture Act. As used in this paragraph, a “default” means an event described in the first paragraph under “—Events of Default” without including any applicable grace period.

If at any time after the debt securities of such series have been declared due and payable, and before any judgment or decree for the moneys due has been obtained or entered, we pay or deposit with the trustee amounts sufficient to pay all matured installments of interest upon the debt securities of such series and the principal of all debt securities of such series which shall have become due, otherwise than by acceleration, together with interest on such principal and, to the extent legally enforceable, on such overdue installments of interest and all other amounts due under the applicable indenture shall have been paid, and any and all defaults with respect to such series under that indenture shall have been remedied, then the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding, by written notice to us and the trustee, may rescind and annul the declaration that the debt securities of such series are due and payable.

In addition, the holders of a majority in aggregate principal amount of the debt securities of such series may waive any past default and its consequences with respect to such series, except a default in the payment of the principal of or any premium or interest on any debt securities of such series or a default in the performance of a covenant that cannot be modified under the applicable indenture without the consent of the holder of each affected debt security.

The trustee is under no obligation to exercise any of the rights or powers under the indentures at the request, order or direction of any of the holders of debt securities, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee. Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indentures, the holders of a majority in aggregate principal amount of the debt securities of each series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

No holder of debt securities of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the applicable indenture, for the appointment of a receiver or trustee or for any other remedy under the indenture unless:

•	The holder has previously given written notice to the trustee of a continuing event of default with respect to the debt securities of that series; and

•	The holders of a majority in principal amount of the outstanding debt securities of that series have made a written request to the trustee, and offered indemnity satisfactory to the trustee, to institute proceedings as trustee, the trustee has failed to institute the proceedings within 60 days after its receipt of such notice and the trustee has not received from the holders of a majority in principal amount of the debt securities of that series a direction inconsistent with that request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to the provisions of the applicable indenture regarding the payment of default interest, interest on that debt security on the due dates expressed in that security and to institute suit for the enforcement of payment.

Modification of the Indentures

Each indenture will contain provisions permitting us and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the debt securities for any of the following purposes:

•	to evidence the succession of another corporation to us in accordance with “—Merger, Consolidation or Sale of Assets”;

•	to add to our covenants further covenants for the benefit or protection of the holders of any or all series of debt securities or to surrender any right or power conferred upon us by that indenture;

•	to add any additional events of default with respect to all or any series of debt securities;

•	to add to or change any of the provisions of that indenture to facilitate the issuance of debt securities in bearer form with or without coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

•	to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of debt securities thereunder, under certain conditions designed to protect the rights of any existing holder of those debt securities;

•	to secure all or any series of debt securities;

•	to establish the forms or terms of the debt securities of any series;

•	to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee; and

•	to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture or to change any other provisions with respect to matters or questions arising under that indenture, provided that any such action shall not adversely affect the interests of the holders of any series of debt securities.

We and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of debt securities affected thereby at the time outstanding, except that no such modifications shall, without the consent of the holder of each debt security affected thereby:

•	change the fixed maturity of any debt securities or any installment of principal, interest or premium on any debt securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount debt security or any other debt security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the debt securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any debt security to require us to repay or repurchase that security;

•	reduce the percentage of debt securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture;

•	modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described above, except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each debt security affected thereby;

•	change any obligation of ours to maintain an office or agency;

•	change any obligation of ours to pay additional amounts; or

•	reduce or postpone any sinking fund or similar provision.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

Except as otherwise specified in the applicable prospectus supplement, each indenture shall be satisfied and discharged if (i) we shall deliver to the trustee all debt securities then outstanding for cancellation or (ii) all debt securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and we shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of debt securities that have become due and payable), provided that in either case we shall have paid all other sums payable under that indenture.

Each indenture will provide, if such provision is made applicable to the debt securities of a series, that we may elect either (A) to defease and be discharged from any and all obligations with respect to any debt security of such series (“defeasance,”) or (B) to be released from our obligations with respect to such debt security under certain of the covenants and events of default under that indenture together with additional covenants that may be included for a particular series and that certain events of default shall not be events of default under that indenture with respect to such series (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money or certain U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such debt security, on the scheduled due dates.

In the case of defeasance or covenant defeasance, the holders of such debt securities will be entitled to receive payments in respect of such debt securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indentures) to the effect that the holders of the debt securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the applicable indenture.

Record Dates

The indentures will provide that in certain circumstances we may establish a record date for determining the holders of outstanding debt securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the debt securities of such series.

Subordinated Debt Securities

Subordinated debt securities will be subordinate, in right of payment, to all senior debt. Senior debt is defined to mean, with respect to us, the principal, premium, if any, interest, fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing on the following:

•	all indebtedness of ours, whether outstanding on the date of issuance or thereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•	any indebtedness of others of the kinds described in the preceding clause for the payment of which we are responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

•	amendments, renewals, extensions and refundings of any indebtedness described above, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it provides that such indebtedness is not senior or prior in right of payment to the subordinated debt securities.

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent provided in the subordinated debt indenture, in right of payment to the prior payment in full of all of our senior debt. Our obligation to make payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal and premium, if any, sinking fund or interest, if any, may be made on the subordinated debt securities at any time unless full payment of all amounts due in respect of the principal and premium, if any, sinking fund and interest, if any, on our senior debt has been made or duly provided for in money or money’s worth.

Notwithstanding the foregoing, unless all of our senior debt has been paid in full, in the event that any payment or distribution made by us is received by the trustee or the holders of any of the subordinated debt securities, such payment or distribution must be paid over to the holders of our senior debt or a person acting on their behalf, to be applied toward the payment of all our senior debt remaining unpaid until all the senior debt has been paid in full. Subject to the payment in full of all of our senior debt, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our senior debt.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of our subordinated debt securities.

Governing Law

The laws of the State of New York will govern each indenture and will govern the debt securities.

“Street Name” and Other Indirect Holders

Investors who hold securities in accounts at banks or brokers generally will not be recognized by us as legal holders of debt securities. This is called holding in “street name.” Instead, we would recognize only the bank or broker, or the financial institution that the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in “street name,” you should check with your own institution to find out, among other things:

•	how it handles payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if applicable;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	if applicable, how it would pursue rights under your debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Our obligations, as well as the obligations of the trustee under the indentures and those of any third parties employed by us or the trustee under either of the indentures, run only to persons who are registered as holders of debt securities issued under the applicable indenture. As noted above, we will not have obligations to you if you hold in “street name” or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “street name” customer but does not do so.

BOOK-ENTRY SYSTEM

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will initially be issued in the form of one or more global securities, in registered form, without coupons. The global security will be deposited with, or on behalf of, the depository, and registered in the name of the depository or a nominee of the depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Company, or DTC.

So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the owner of such global security for all purposes under the applicable indenture, including for any notices and voting. Except in limited circumstances, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the applicable indenture. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered owner of such security.

Except as otherwise provided in any applicable prospectus supplement, global securities may be exchanged in whole for certificated securities only if the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under the Exchange Act and, in either case, we thereupon fail to appoint a successor depository within 90 days. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), subject to DTC’s procedures.

In any such case, we have agreed to notify the applicable trustee in writing that, upon surrender by the direct participants and indirect participants of their interest in such global securities, certificated securities representing the applicable securities will be issued to each person that such direct participants and indirect participants and the depository identify as being the beneficial owner of such securities.

The following is based solely on information furnished by DTC:

DTC will act as depository for the global securities. The global securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of such issue and will be deposited with DTC. If, however, the aggregate principal amount of any issue of a series of debt securities exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such series. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions, in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National

Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners, however, are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts such global securities are credited which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of global securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the global securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of global securities may wish to ascertain that the nominee holding the global securities for their benefit has agreed to obtain and transmit notices to beneficial owners, in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

If the global securities are redeemable, redemption notices shall be sent to DTC. If less than all of the global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Principal, distributions, interest and premium payments, if any, on the global securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee for such securities, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee for such securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, distributions, interest and premium, if any, on any of the aforementioned securities represented by global securities to DTC is the responsibility of the appropriate trustee and us. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of the participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources, including DTC, that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

DESCRIPTION OF TRUST PREFERRED SECURITIES

Trusts that we may form in the future may, from time to time, offer trust preferred securities under this prospectus. When the trusts offer to sell a particular series of trust preferred securities, we will describe the material terms of that series in a prospectus supplement or other offering material. Each trust’s declaration of trust will be qualified as an indenture under the Trust Indenture Act of 1939, as amended. Unless otherwise stated in a prospectus supplement or other offering material, the trust preferred securities will be issued pursuant to one or more trust agreements, which we will describe in a prospectus supplement or other offering material.

Each declaration of trust will authorize the trustees of each trust to issue on behalf of the trust one series of trust preferred securities and one series of common securities. The trust preferred securities will be issued to the public pursuant to the registration statement of which this prospectus is a part, and the common securities of the trusts will be issued directly or indirectly to us.

The trust preferred securities will have the terms, including interest, dividends, redemption, voting, conversion, liquidation rights and other preferred, deferred or other special rights or restrictions as are described in the applicable declaration of trust or made part of the declaration of trust by the Trust Indenture Act of 1939, as amended.

You should refer to the applicable prospectus supplement or other offering material relating to the trust preferred securities of each trust for specific terms, including, but not limited to:

•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate, or method of determining the rate, for trust preferred securities issued by the trust and the date or dates upon which the distributions will be payable and any right to defer payment thereof;

•	whether distributions on the trust preferred securities will be cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

•	the amount or amounts which will be paid out of the assets of the trust to the holders of the trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

•	the terms and conditions, if any, upon which the related series of our debt securities may be distributed to the holders of the trust preferred securities;

•	the obligation, if any, of the trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which and the terms and conditions upon which the trust preferred securities will be purchased or redeemed, in whole or in part, pursuant to the obligation;

•	the voting rights, if any, of the holders of the trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of the trust preferred securities, as a condition to specified action or amendments to the applicable declaration of trust; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities that are consistent with the applicable declaration of trust or applicable law.

Pursuant to the applicable declaration of trust, the property trustee will own our debt securities purchased by the applicable trust for the benefit of us and the holders of the trust preferred securities. The payment of dividends out of money held by the applicable trust, and payments upon redemption of the trust preferred securities or liquidation of any trust, will be guaranteed by us to the extent described below under “Description of Trust Guarantees.”

Specific United States federal income tax considerations applicable to an investment in trust preferred securities will be described in the applicable prospectus supplement or other offering material.

In connection with the issuance of trust preferred securities, each trust will also issue one series of common securities to us. Each declaration of trust will authorize the regular trustees of a trust to issue on behalf of the trust one series of common securities having the terms, including dividends, conversion, redemption, voting, liquidation rights or the restrictions described in the applicable declaration of trust. Except as otherwise provided in the applicable prospectus supplement or other offering material, the terms of the common securities of the trusts will be substantially identical to the terms of the trust preferred securities issued by the trusts, and the common securities of the trusts will rank on equal terms with, and payments will be made on a ratable basis with, the trust preferred securities. However, upon an event of default under the applicable declaration of trust, the rights of the holders of the common securities of the trusts to payment in respect of dividends and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in limited circumstances, the common securities of the trusts will also carry the right to vote and appoint, remove or replace any of the trustees of the related trust. All of the common securities of the trusts will be directly or indirectly owned by us.

The applicable prospectus supplement will describe whether we and/or certain of our subsidiaries maintain deposit accounts and conduct other banking transactions, including borrowings in the ordinary course of business, with the property trustee.

DESCRIPTION OF TRUST GUARANTEES

Below is a summary of information concerning the trust guarantees which will be executed and delivered by us, at various times, for the benefit of the holders of the trust preferred securities. The applicable prospectus supplement or other offering material will describe any significant differences between the actual terms of the trust guarantees and the summary below. This summary does not describe all exceptions and qualifications contained in the indenture or all of the terms of the trust guarantees. You should read the trust guarantees for provisions that may be important to you. Copies of the trust guarantees will be filed with the Securities and Exchange Commission and are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

We will irrevocably and unconditionally agree, to the extent described in the trust guarantees, to pay in full, to the holders of the trust preferred securities of each trust, the trust guarantee payments (as defined below), except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. Our obligation to make a trust guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the applicable trust to pay the required amounts to the holders.

The following payments regarding the trust preferred securities, which we refer to as the “trust guarantee payments,” to the extent not paid by the applicable trust, will be subject to the trust guarantees, without duplication:

•	any accrued and unpaid distributions which are required to be paid on the trust preferred securities, to the extent the trust has funds legally available therefor;

•	the redemption price, including all accrued and unpaid distributions, payable out of legally available funds, regarding any trust preferred securities called for redemption by the trust, to the extent the trust has funds legally available therefor; and

•	upon a voluntary or involuntary dissolution or winding-up of the trust (other than in connection with the distribution of debt securities to the holders of the trust preferred securities or a redemption of all the trust preferred securities), the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of the payment to the extent the trust has funds available therefor; or

•	the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.

Amendment and Assignment

Except with respect to any changes that do not adversely affect the rights of holders of the trust preferred securities in any material respect (in which case no consent of such holders will be required), each trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities. The manner of obtaining any such approval of holders of the trust preferred securities will be as described in the applicable prospectus supplement or other offering material. All guarantees and agreements contained in each guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

Termination of the Trust Guarantees

Each trust guarantee will end as to the trust preferred securities issued by the applicable trust upon any of the following:

•	full payment of the redemption price of all trust preferred securities;

•	distribution of our debt securities held by the trust to the holders of the trust preferred securities; or

•	full payment of the amounts payable in accordance with the declaration upon liquidation of the trust.

Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the trust guarantee.

Status of the Trust Guarantees

Our obligations under each trust guarantee to make the trust guarantee payments will constitute unsecured obligations of Nevada Power Company and will rank as follows:

•	subordinate and junior in right of payment to all of our other liabilities, including the debt securities, except those of our liabilities made pari passu or subordinate by their terms;

•	pari passu with the most senior preferred or preference stock, if any, hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference securities of any of our affiliates; and

•	senior to our common shares.

The terms of the trust securities will provide that each holder of trust securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable guarantee.

Each trust guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity). No trust guarantee will be discharged except by payment of the trust guarantee payments in full to the extent not paid by the applicable trust, and by complete performance of all obligations under the trust guarantee.

PLAN OF DISTRIBUTION

Unless the prospectus supplement specifies otherwise, we or the trusts may sell the securities in one or more of the following ways from time to time:

•	to underwriters for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to agents;

•	through agents to the public or to institutional investors; or

•	if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

The prospectus supplements will set forth the terms of the offering of each series of securities, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us, as the case may be, from the sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

If underwriters are utilized in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market or varying prices determined at the time of sale.

Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the series of securities, if any are purchased. Any agent utilized in the transaction will be acting on a reasonable efforts basis for the period of its appointment unless otherwise provided in a prospectus supplement.

If a dealer is utilized in the sale of securities, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing agreement upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement.

Underwriters, agents, dealers and remarketing firms may be entitled under agreements entered into with us to indemnification by us against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters, agents, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for us and our subsidiaries and affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Choate, Hall & Stewart LLP, Boston, Massachusetts. Matters of Nevada law will be passed upon by Woodburn and Wedge, Reno, Nevada. Unless otherwise indicated in the applicable prospectus supplement, legal matters in connection with the offered securities will be passed upon for the underwriter(s), dealer(s) or agent(s) by Dewey & LeBoeuf LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this Prospectus by reference from the Annual Report on Form 10-K/A for Nevada Power Company for the year ended December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$

NEVADA POWER COMPANY
d/b/a NV ENERGY

     % General and Refunding Mortgage
Notes, Series Y, due 2041

PROSPECTUS SUPPLEMENT

Barclays Capital

BNY Mellon Capital Markets, LLC

UBS Investment Bank

CIBC

PNC Capital Markets LLC

May   , 2011